Assured Guaranty Ltd. Reports Results for Fourth Quarter 2024 and Full Year 2024

Fourth Quarter 2024
•GAAP Highlights: Net income attributable to Assured Guaranty Ltd. was $18 million, or $0.35 per share(1), for fourth quarter 2024. Shareholders’ equity attributable to AGL per share was $108.80 as of December 31, 2024.
•Non-GAAP Highlights: Adjusted operating income(2) was $66 million, or $1.27 per share, for fourth quarter 2024. Adjusted operating shareholders’ equity(2) per share and adjusted book value (ABV)(2) per share were $114.75 and $170.12, respectively, as of December 31, 2024.
•New Business: Gross written premiums (GWP) were $186 million for fourth quarter 2024. Present value of new business production (PVP)(2) was $121 million for fourth quarter 2024.
•Return of Capital to Shareholders: Fourth quarter 2024 capital returned to shareholders was $107 million, consisting of the repurchase of 1.1 million shares for $91 million, and dividends of $16 million.

Full Year (FY) 2024
•GAAP Highlights: Net income attributable to AGL was $376 million, or $6.87 per share, for FY 2024.
•Non-GAAP Highlights: Adjusted operating income was $389 million, or $7.10 per share, for FY 2024.
•New Business: GWP were $440 million and PVP was $402 million for FY 2024.
•Return of Capital to Shareholders: FY 2024 capital returned to shareholders was $570 million, consisting of the repurchase of 6.2 million shares for $502 million, and dividends of $68 million.

Hamilton, Bermuda, February 27, 2025 -- Assured Guaranty Ltd. (NYSE: AGO) (AGL and, together with its consolidated entities, Assured Guaranty or the Company) announced today its financial results for the three-month period ended December 31, 2024 (fourth quarter 2024) and the year ended December 31, 2024 (FY 2024).

“Assured Guaranty generated strong results in 2024,” said Dominic Frederico, President and CEO. “We reached record year-end highs for shareholders’ equity per share, at $108.80, adjusted operating shareholders’ equity per share, at $114.75, and adjusted book value per share, at $170.12, while we continued to build value for Assured Guaranty’s shareholders and policyholders. Our share price rose by 20% during the year, as it did in 2023.

“We benefited from strong production across U.S. public finance, non-U.S. public finance and global structured finance businesses, resulting in $440 million of GWP and $402 million of PVP, led by the strongest U.S. public finance production in four years.

“In our capital management program, we repurchased 11% of the common shares that were outstanding on December 31, 2023, and met our 2024 target of repurchasing $500 million of our shares.”

(1)    All per share information for net income and adjusted operating income is based on diluted shares.
(2)    Please see “Explanation of Non-GAAP Financial Measures.”

Summary Financial Results
(in millions, except per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
GAAP (1)
Net income (loss) attributable to AGL	$18	$376	$376	$739
Net income (loss) attributable to AGL per diluted share	$0.35	$6.40	$6.87	$12.30
Weighted average diluted shares	51.9	58.3	54.3	59.6
Non-GAAP
Adjusted operating income (loss) (2)	$66	$338	$389	$648
Adjusted operating income per diluted share (2)	$1.27	$5.75	$7.10	$10.78
Weighted average diluted shares	51.9	58.3	54.3	59.6

Gain (loss) related to FG VIE and CIV consolidation(3) included in adjusted operating income	$2	$9	$(6)	$(21)
Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income per share	$0.04	$0.15	$(0.12)	$(0.35)

Components of total adjusted operating income (loss)
Insurance segment	$98	$339	$525	$621
Asset Management segment	—	6	5	3
Corporate division	(34)	(16)	(135)	45
Other	2	9	(6)	(21)
Adjusted operating income (loss)	$66	$338	$389	$648

	As of
	December 31, 2024		December 31, 2023
	Amount	Per Share	Amount	Per Share

Shareholders’ equity attributable to AGL	$5,495	$108.80	$5,713	$101.63
Adjusted operating shareholders’ equity (2)	5,795	114.75	5,990	106.54
ABV (2)	8,592	170.12	8,765	155.92

Common Shares Outstanding	50.5		56.2
________________________________________________
(1)    Generally accepted accounting principles in the United States of America.
(2)    Please see “Explanation of Non-GAAP Financial Measures” at the end of this press release.
(3)    The effect of consolidating financial guaranty (FG) variable interest entities (VIEs) and consolidated investment vehicles (CIVs).

On a per share basis, shareholders’ equity attributable to AGL increased 7.1% in 2024 primarily due to net income and the accretive effect of share repurchases, partially offset by dividends. On a per share basis, adjusted operating shareholders’ equity increased 7.7% in 2024, and ABV increased 9.1%, primarily due to adjusted operating income and the accretive effect of share repurchases, partially offset by dividends. In the case of ABV per share, GWP also contributed to the increase in 2024. See “Common Share Repurchases” on page 9.

Fourth Quarter 2024

Net income attributable to AGL in fourth quarter 2024 decreased compared with the three-month period ended December 31, 2023 (fourth quarter 2023), which included a $208 million benefit due to tax law changes: $189 million associated with Bermuda tax law changes, and $19 million related to New York State tax law changes. Additional factors that contributed to the decrease in net income attributable to AGL were foreign exchange remeasurement losses of $70 million in fourth quarter 2024 compared with gains of $44 million in fourth quarter 2023, and lower fair value gains on trading securities of $32 million.

Insurance Segment

The Insurance segment primarily consists of (i) the Company’s insurance subsidiaries that provide credit protection products to the United States (U.S.) and non-U.S. public finance (including infrastructure) and structured finance markets, excluding the effect of VIE consolidations, and (ii) Assured Guaranty Inc.’s (AG, formerly Assured Guaranty Corp.) investment subsidiary.

Insurance Segment New Business Production

Insurance Segment
New Business Production
(in millions)

	Quarter Ended December 31,
	2024			2023
	GWP	PVP (1)	Gross Par Written (2)	GWP	PVP (1)	Gross Par Written (2)

Public finance - U.S.	$77	$77	$8,419	$82	$83	$6,712
Public finance - non-U.S.	102	23	436	42	45	874
Structured finance - U.S.	1	1	231	11	26	785
Structured finance - non-U.S.	6	20	2,140	1	1	304
Total	$186	$121	$11,226	$136	$155	$8,675
________________________________________________
(1)    PVP, a non-GAAP financial measure, measures the value of the Insurance segment’s new business production for all contracts regardless of form or GAAP accounting model. See “Explanation of Non-GAAP Financial Measures” at the end of this press release. PVP is based on “close date,” when the transaction settles. PVP was discounted at 5.0% and 4.0% in fourth quarter 2024 and fourth quarter 2023, respectively.
(2)    Gross Par Written is based on “close date,” when the transactions settles.

Total U.S. public finance GWP and PVP both declined in fourth quarter 2024 compared with fourth quarter 2023. GWP and PVP are affected by the mix of business, as well as market credit spreads, which were tighter in fourth quarter 2024 compared with fourth quarter 2023. The Company’s direct par written represented 61% of the total U.S. primary municipal market insured par sold in fourth quarter 2024, compared with 59% in fourth quarter 2023. The Company’s penetration of all municipal issuance was 6.1% in fourth quarter 2024, compared with 5.7% in fourth quarter 2023.

Non-U.S. public finance GWP increased while PVP decreased in fourth quarter 2024 compared with fourth quarter 2023. GWP in fourth quarter 2024 includes a change in the present value of future premiums on a large existing transaction, which was not a result of new business production and therefore excluded from PVP. New non-U.S. public finance business closed in fourth quarter 2024 included guarantees of transactions in the regulated utility and infrastructure sectors.

Structured finance GWP and PVP decreased in fourth quarter 2024 compared with fourth quarter 2023. In fourth quarter 2024, structured finance GWP and PVP primarily included guaranties of a portfolio of diversified real estate and subscription finance facilities.

Business activity in the non-U.S. public finance and structured finance markets often has long lead times and therefore may vary from period to period.

Insurance Segment Adjusted Operating Income

Insurance segment adjusted operating income was $98 million in fourth quarter 2024, compared with $339 million in fourth quarter 2023, which included a $189 million benefit as a result of Bermuda tax law changes. Additional factors that contributed to the decrease in the Insurance segment adjusted operating income in fourth quarter 2024 compared with fourth quarter 2023 were primarily lower fair value gains on trading securities and higher loss expense, partially offset by an increase in net earned premiums.

Insurance Segment Results
(in millions)

	Quarter Ended
	December 31,
	2024	2023
Segment revenues
Net earned premiums and credit derivative revenues	$107	$86
Net investment income	93	97
Fair value gains (losses) on trading securities	—	32
Foreign exchange gains (losses) on remeasurement and other income (loss)	(1)	18
Total segment revenues	199	233

Segment expenses
Loss expense (benefit)	31	7
Amortization of deferred acquisition costs (DAC)	6	3
Employee compensation and benefit expenses	42	42
Other operating expenses	27	29
Total segment expenses	106	81
Equity in earnings (losses) of investees	19	22
Segment adjusted operating income (loss) before income taxes	112	174
Less: Provision (benefit) for income taxes	14	(165)
Segment adjusted operating income (loss)	$98	$339

The components of Insurance segment’s premiums, losses and income from the investment portfolio are presented below.

Insurance Segment Net Earned Premiums and Credit Derivative Revenues

Insurance Segment
Net Earned Premiums and Credit Derivative Revenues
(in millions)

	Quarter Ended
	December 31,
	2024	2023
Scheduled net earned premiums and credit derivative revenues	$90	$83
Accelerations	17	3
Total	$107	$86

Insurance Segment Loss Expense (Benefit) and Roll Forward of Expected Losses

Loss expense is a function of net economic loss development (benefit) and the amortization of deferred premium revenue. The difference between loss expense and economic development in a given period is the amount of deferred premium revenue absorbing expected losses to be paid.

Insurance Segment
Loss Expense (Benefit)
(in millions)

	Quarter Ended
	December 31,
	2024	2023
Public finance	$32	$7
U.S. residential mortgage-backed securities (RMBS)	(2)	(1)
Other structured finance	1	1
Total	$31	$7

The table below presents the roll forward of net expected losses for fourth quarter 2024.

Roll Forward of Net Expected Loss to be Paid (Recovered)(1)
(in millions)

	Net Expected Loss to be Paid (Recovered) as of September 30, 2024	Net Economic Loss Development (Benefit)	Net (Paid) Recovered Losses	Net Expected Loss to be Paid (Recovered) as of December 31, 2024

Public finance	$319	$23	$(226)	$116
U.S. RMBS	(46)	(6)	9	(43)
Other structured finance	33	—	—	33
Total	$306	$17	$(217)	$106
________________________________________________
(1)    Net economic loss development (benefit) represents the change in net expected loss to be paid (recovered) attributable to the effects of changes in the economic performance of insured transactions, changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts, each net of reinsurance. Net economic loss development (benefit) is the principal measure that the Company uses to evaluate the loss experience in its insured portfolio. Expected loss to be paid (recovered) includes all transactions insured by the Company, regardless of the accounting model prescribed under GAAP and without consideration of deferred premium revenue.

The net economic loss development in fourth quarter 2024 of $17 million was mainly attributable to healthcare and United Kingdom (U.K.) regulated utility exposures. The effect of changes in risk-free rates used to discount expected losses was a loss of $3 million. In fourth quarter 2024, substantially all of the net paid losses in public finance related to the satisfaction of all of the Company’s remaining direct liabilities in trusts established as part of the resolution of Puerto Rico Highway and Transportation Authority obligations.

Insurance Segment Income from Investment Portfolio

Insurance Segment
Income from Investment Portfolio
(in millions)

	Quarter Ended
	December 31,
	2024	2023
Net investment income	$93	$97
Fair value gains (losses) on trading securities (1)	—	32
Equity in earnings (losses) of investees (2)	19	22
Total	$112	$151
________________________________________________
(1)    Primarily includes contingent value instruments (CVIs) issued by Puerto Rico. As of December 31, 2024 the fair value of CVIs was $123 million, compared with $318 million as of December 31, 2023.
(2)     Equity in earnings (losses) of investees primarily relates to funds managed by Sound Point Capital Management, LP and certain of its investment management affiliates (Sound Point) and Assured Healthcare Partners LLC (AHP), and certain other managers. Investments in funds are reported on a one-quarter lag.

Net investment income, which represents interest income on available-for-sale fixed-maturity securities and short-term investments, decreased to $93 million in fourth quarter 2024 from $97 million in fourth quarter 2023, primarily due to accelerated accretion on certain loss mitigation securities in fourth quarter 2023, that did not recur in fourth quarter 2024. This decrease was partially offset by an increase in net investment income from a portfolio of CLO equity tranches. Beginning in fourth quarter 2024, CLO equity tranche investments are primarily held in the available-for-sale fixed-maturity securities portfolio, with changes in fair value reported in other comprehensive income, and net interest income reported in net income. The Company had previously held the CLO equity tranches in a Sound Point managed fund with changes in net asset value reported in “equity in earnings (losses) of investees” in the Insurance segment.

CLO equity tranches, regardless of how they are classified, are considered a component of the alternative investment strategy. Income from most other alternative investments is reported in “equity in earnings (losses) of investees,” and generally represents the change in net asset value. As of December 31, 2024, based on fair value, the Company had $884 million in alternative investments across a variety of asset classes: $760 million in the Insurance segment consisting primarily of Sound Point and AHP funds, and the remainder in the Corporate division. The inception-to-date annualized internal rate of return for all alternative investments was approximately 13%.

Equity in earnings (losses) of investees may be more volatile than net investment income on available-for-sale fixed-maturity securities and short-term investments. To the extent that the amounts invested in alternative fund investments increase and available-for-sale fixed-maturity securities decrease, net investment income may decrease and mark-to-market volatility related to equity in earnings (losses) of investees may increase.

Asset Management Segment

Since July 2023, the Company participates in the asset management business through its ownership interest in Sound Point. Asset management adjusted operating income primarily consists of the Company’s ownership interest in Sound Point, including the amortization of intangible assets, as well as certain ongoing performance fees. Sound Point’s results are reported on a one-quarter lag and are included in “equity in earnings (losses) of investees.”

Corporate Division

The Corporate division primarily consists of interest expense on the debt of Assured Guaranty US Holdings Inc. and Assured Guaranty Municipal Holdings Inc. (AGMH), as well as other operating expenses attributed to holding company activities. Adjusted operating loss for the Corporate division was $34 million in fourth quarter 2024 compared with $16 million in fourth quarter 2023. The increase in the net loss attributable to the Corporate division is primarily due to two non-recurring benefits in fourth quarter 2023: a $19 million tax benefit attributable to a change in New York State tax law, and a $7 million adjustment to the pre-tax gain on the Sound Point transaction.

The Corporate division also includes equity in earnings (losses) of investees related to certain alternative investments, which Assured Guaranty Inc. transferred to AGMH as part of the share redemption that occurred on August 5, 2024. Equity in earnings of investees was $5 million in fourth quarter 2024.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Quarter Ended
	December 31,
	2024		2023
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$18	$0.35	$376	$6.40
Less pre-tax adjustments:
Realized gains (losses) on investments	7	0.13	6	0.11
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	3	0.05	(3)	(0.06)
Fair value gains (losses) on committed capital securities (CCS)	2	0.03	—	—
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and loss adjustment expense (LAE) reserves	(68)	(1.29)	42	0.71
Total pre-tax adjustments	(56)	(1.08)	45	0.76
Less tax effect on pre-tax adjustments	8	0.16	(7)	(0.11)
Adjusted operating income (loss)	$66	$1.27	$338	$5.75

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$2	$0.04	$9	$0.15
Foreign exchange gains (losses) primarily relate to remeasurement of premiums receivable and are mainly due to changes in the exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Full Year 2024

Net income attributable to AGL in FY 2024 decreased to $376 million from $739 million in FY 2023, which included several large non-recurring benefits: a $175 million after-tax gain (net of expenses) associated with the Sound Point and AHP transactions and a $208 million benefit related to Bermuda and New York State tax law changes. Additional factors contributing to the decrease in net income attributable to AGL primarily included: a $90 million reduction in fair value gains on credit derivatives and an $80 million decline in foreign exchange remeasurement gains, which were offset by a decrease in loss expense (which was a benefit in FY 2024 of $26 million compared with a loss of $162 million in FY 2023), and a $59 million increase in net earned premiums.

Adjusted operating income in FY 2024 was $389 million, compared with $648 million in FY 2023, which included the benefits mentioned above for the Sound Point and AHP transactions and the tax law changes. Offsetting the decrease in adjusted operating income due to non-recurring items in FY 2023, was a benefit in loss expense in FY 2024 compared with the loss expense in FY 2023, and increased net earned premiums.

Insurance Segment
New Business Production
(in millions)

	Year Ended December 31,
	2024			2023
	GWP	PVP (1)	Gross Par Written	GWP	PVP (1)	Gross Par Written

Public finance - U.S.	$259	$270	$23,758	$211	$212	$22,464
Public finance - non-U.S.	136	67	2,673	82	83	1,544
Structured finance - U.S.	20	25	1,476	59	68	1,886
Structured finance - non-U.S.	25	40	3,922	5	41	3,066
Total	$440	$402	$31,829	$357	$404	$28,960
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(1)    PVP was discounted at 5.0% and 4.0% in 2024 and 2023, respectively.

U.S. public finance GWP and PVP in FY 2024 were higher than GWP and PVP in FY 2023, primarily due to a large transportation revenue transaction written in 2024. The Company’s direct par written represented 58% of the total U.S. primary municipal market insured par sold in FY 2024, compared with 61% in FY 2023. The Company’s penetration of all municipal issuance was 4.8% in FY 2024 compared with 5.4% in FY 2023.

Non-U.S. public finance GWP increased while PVP decreased in FY 2024 compared with FY 2023. GWP in FY 2024 includes a change in the present value of future premiums on a large existing transaction, which was not a result of new business production and therefore excluded from PVP. New business in FY 2024 primarily included secondary market guaranties of several U.K. regulated utility and airport transactions, as well as new and renewed liquidity guarantees in the infrastructure sector.

In FY 2024, structured finance GWP and PVP decreased compared with FY 2023. Structured finance GWP and PVP in FY 2024 were primarily attributable to an insurance securitization, a bank balance sheet relief transaction, a guaranty of a portfolio of diversified real estate and subscription finance transactions.

Reconciliation to GAAP

The following table presents a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Reconciliation of Net Income (Loss) Attributable to AGL to
Adjusted Operating Income (Loss)
(in millions, except per share amounts)

	Year Ended
	December 31,
	2024		2023
	Total	Per Diluted Share	Total	Per Diluted Share
Net income (loss) attributable to AGL	$376	$6.87	$739	$12.30
Less pre-tax adjustments:
Realized gains (losses) on investments	9	0.16	(14)	(0.23)
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	14	0.27	106	1.75
Fair value gains (losses) on CCS	(10)	(0.19)	(35)	(0.57)
Foreign exchange gains (losses) on remeasurement of premiums receivable and loss and LAE reserves	(26)	(0.47)	51	0.84
Total pre-tax adjustments	(13)	(0.23)	108	1.79
Less tax effect on pre-tax adjustments	—	—	(17)	(0.27)
Adjusted operating income (loss)	$389	$7.10	$648	$10.78

Gain (loss) related to FG VIE and CIV consolidation included in adjusted operating income	$(6)	$(0.12)	$(21)	$(0.35)

Non-credit impairment-related unrealized fair value gains on credit derivatives in FY 2024 were generated primarily due to the termination of certain structured finance policies and generally lower collateral asset spreads. Non-credit impairment-related unrealized fair value gains on credit derivatives in FY 2023 were generated primarily as a result of generally lower collateral asset spreads.

Fair value losses on CCS in FY 2024 and FY 2023 were primarily due to a tightening in market spreads. Fair value gains (losses) of CCS are heavily affected by, and in part fluctuate with, changes in market spreads and interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.

Foreign exchange gains (losses) in FY 2024 and FY 2023 primarily relate to remeasurement of premiums receivable and are mainly due to changes in exchange rates relative to the U.S. dollar of the pound sterling and, to a lesser extent, the euro.

Common Share Repurchases

On November 8, 2024, AGL’s Board of Directors authorized the repurchase of an additional $250 million of the Company’s common shares. From the beginning of the repurchase program in 2013 through February 27, 2025, the Company has repurchased a total of 151 million common shares for $5.4 billion, representing approximately 78% of the total shares outstanding as of January 1, 2013. As of February 27, 2025, the Company was authorized to purchase approximately $276 million of its common shares. These repurchases can be made from time to time in the open market or in privately negotiated transactions.

Summary of Share Repurchases
(in millions, except per share amounts)

	Amount (1)	Number of Shares	Average Price Per Share

2024 (January 1 - March 31)	$129	1.54	$84.07
2024 (April 1 - June 30)	151	1.93	78.50
2024 (July 1 - September 30)	131	1.66	78.87
2024 (October 1 - December 31)	91	1.05	86.11
Total 2024	$502	6.18	81.28

2025 (January 1 - February 27)	$76	0.83	$91.53
________________________________________________
(1)    Excludes commissions and excise taxes.

The timing, form and amount of the share repurchases under the program are at the discretion of management and will depend on a variety of factors, including funds available at the parent company, other potential uses for such funds, market conditions, the Company’s capital position, legal requirements and other factors. The repurchase program may be modified, extended or terminated by the Board of Directors at any time. It does not have an expiration date.

Subsequent Event

Following the exhaustion of LBIE’s appeals, the Company will recognize a gain in the first quarter of 2025 of approximately $103 million, which represents the full satisfaction of the judgment it was awarded and its claims for attorneys’ fees, expenses and interest in connection with this litigation.

Financial Statements

Consolidated Statements of Operations (unaudited)
(in millions)

	Quarter Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues
Net earned premiums	$103	$83	$403	$344
Net investment income	93	95	340	365
Asset management fees	—	—	—	53
Net realized investment gains (losses)	7	6	9	(14)
Fair value gains (losses) on credit derivatives	5	(1)	24	114
Fair value gains (losses) on CCS	2	—	(10)	(35)
Fair value gains (losses) on FG VIEs	—	10	(11)	8
Fair value gains (losses) on CIVs	15	28	69	88
Foreign exchange gains (losses) on remeasurement	(70)	44	(27)	53
Fair value gains (losses) on trading securities	—	32	52	74
Gain on sale of asset management subsidiaries	—	7	—	262
Other income (loss)	1	23	23	61
Total revenues	156	327	872	1,373
Expenses
Loss and LAE (benefit)	28	3	(26)	162
Interest expense	23	23	91	90
Amortization of DAC	6	3	20	13
Employee compensation and benefit expenses	49	52	202	251
Other operating expenses	35	47	159	217
Total expenses	141	128	446	733
Income (loss) before income taxes and equity in earnings (losses) of investees	15	199	426	640
Equity in earnings (losses) of investees	15	3	62	28
Income (loss) before income taxes	30	202	488	668
Less: Provision (benefit) for income taxes	8	(177)	96	(93)
Net income (loss)	22	379	392	761
Less: Noncontrolling interests	4	3	16	22
Net income (loss) attributable to AGL	$18	$376	$376	$739

Consolidated Balance Sheets (unaudited)
(in millions)

	As of
	December 31, 2024	December 31, 2023
Assets
Investments:
Fixed-maturity securities, available-for-sale, at fair value	$6,369	$6,307
Fixed-maturity securities, trading, at fair value	147	318
Short-term investments, at fair value	1,221	1,661
Other invested assets	926	829
Total investments	8,663	9,115
Cash	121	97
Premiums receivable, net of commissions payable	1,551	1,468
DAC	176	161
Salvage and subrogation recoverable	396	298
FG VIEs’ assets	147	328
Assets of CIVs	101	366
Other assets	746	706
Total assets	$11,901	$12,539

Liabilities
Unearned premium reserve	$3,719	$3,658
Loss and LAE reserve	268	376
Long-term debt	1,699	1,694
FG VIEs’ liabilities, at fair value	164	554
Other liabilities	498	492
Total liabilities	6,348	6,774

Shareholders’ equity
Common shares	1	1
Retained earnings	5,878	6,070
Accumulated other comprehensive income (loss)	(385)	(359)
Deferred equity compensation	1	1
Total shareholders’ equity attributable to AGL	5,495	5,713
Nonredeemable noncontrolling interests	58	52
Total shareholders’ equity	5,553	5,765
Total liabilities and shareholders’ equity	$11,901	$12,539

Explanation of Non-GAAP Financial Measures

The Company discloses both: (i) financial measures determined in accordance with GAAP; and (ii) financial measures not determined in accordance with GAAP (non-GAAP financial measures). Financial measures identified as non-GAAP should not be considered substitutes for GAAP financial measures. The primary limitation of non-GAAP financial measures is the potential lack of comparability to financial measures of other companies, whose definitions of non-GAAP financial measures may differ from those of the Company.

The Company believes its presentation of non-GAAP financial measures provides information that is necessary for analysts to calculate their estimates of Assured Guaranty’s financial results in their research reports on Assured Guaranty and for investors, analysts and the financial news media to evaluate Assured Guaranty’s financial results.

GAAP requires the Company to consolidate entities where it is deemed to be the primary beneficiary which include FG VIEs, which the Company does not own and where its exposure is limited to its obligation under the financial guaranty insurance contract, and CIVs in which certain subsidiaries invest.

The Company discloses the effect of FG VIE and CIV consolidation that is embedded in each non-GAAP financial measure, as applicable. The Company believes this information may also be useful to analysts and investors evaluating Assured Guaranty’s financial results. In the case of both the consolidated FG VIEs and the CIVs, the economic effect on the Company of each of the consolidated FG VIEs and CIVs is reflected primarily in the results of the Insurance segment.

Management of the Company and AGL’s Board of Directors use non-GAAP financial measures further adjusted to remove the effect of FG VIE and CIV consolidation (which the Company refers to as its core financial measures), as well as GAAP financial measures and other factors, to evaluate the Company’s results of operations, financial condition and progress towards long-term goals. The Company uses core financial measures in its decision-making process for and in its calculation of certain components of management compensation. The financial measures that the Company uses to help determine compensation are: (1) adjusted operating income, further adjusted to remove the effect of FG VIE and CIV consolidation; (2) adjusted operating shareholders’ equity, further adjusted to remove the effect of FG VIE and CIV consolidation; (3) adjusted book value per share, further adjusted to remove the effect of FG VIE and CIV consolidation; and (4) PVP.

Management believes that many investors, analysts and financial news reporters use adjusted operating shareholders’ equity and/or adjusted book value, each further adjusted to remove the effect of FG VIE and CIV consolidation, as the principal financial measures for valuing AGL’s current share price or projected share price and also as the basis of their decision to recommend, buy or sell AGL’s common shares.

Adjusted operating income, further adjusted for the effect of FG VIE and CIV consolidation, enables investors and analysts to evaluate the Company’s financial results in comparison with the consensus analyst estimates distributed publicly by financial databases.

The following paragraphs define each non-GAAP financial measure disclosed by the Company and describe why it is useful. To the extent there is a directly comparable GAAP financial measure, a reconciliation of the non-GAAP financial measure and the most directly comparable GAAP financial measure is presented below.

Adjusted Operating Income

Management believes that adjusted operating income is a useful measure because it clarifies the understanding of the operating results of the Company. Adjusted operating income is defined as net income (loss) attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of realized gains (losses) on the Company’s investments that are recognized in net income (loss) attributable to AGL, except for gains and losses on securities classified as trading. The timing of realized gains and losses, which depends largely on market credit cycles, can vary considerably across periods. The timing of sales is largely subject to the Company’s discretion and influenced by market opportunities, as well as the Company’s tax and capital profile.

2)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives that are recognized in net income (loss) attributable to AGL, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, the Company’s credit spreads, and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of fair value gains (losses) on the Company’s CCS that are recognized in net income (loss) attributable to AGL. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

4)    Elimination of foreign exchange gains (losses) on remeasurement of net premium receivables and loss and LAE reserves that are recognized in net income (loss) attributable to AGL. Long-dated receivables and loss and LAE reserves represent the present value of future contractual or expected cash flows. Therefore, the current period’s foreign exchange remeasurement gains (losses) are not necessarily indicative of the total foreign exchange gains (losses) that the Company will ultimately recognize.

5)    The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

See “Reconciliation to GAAP” above for a reconciliation of net income (loss) attributable to AGL to adjusted operating income (loss).

Adjusted Operating Shareholders’ Equity and Adjusted Book Value

Management believes that adjusted operating shareholders’ equity is a useful measure because it excludes the fair value adjustments on investments, credit derivatives and CCS that are not expected to result in economic gain or loss.

Adjusted operating shareholders’ equity is defined as shareholders’ equity attributable to AGL, as reported under GAAP, adjusted for the following:

1)    Elimination of non-credit impairment-related unrealized fair value gains (losses) on credit derivatives, which is the amount of unrealized fair value gains (losses) in excess of the present value of the expected estimated economic credit losses, and non-economic payments. Such fair value adjustments are heavily affected by, and in part fluctuate with, changes in market interest rates, credit spreads and other market factors and are not expected to result in an economic gain or loss.
2)    Elimination of fair value gains (losses) on the Company’s CCS. Such amounts are affected by changes in market interest rates, the Company’s credit spreads, price indications on the Company’s publicly traded debt and other market factors and are not expected to result in an economic gain or loss.

3)    Elimination of unrealized gains (losses) on the Company’s investments that are recorded as a component of accumulated other comprehensive income (AOCI). The AOCI component of the fair value adjustment on the investment portfolio is not deemed economic because the Company generally holds these investments to maturity and therefore would not recognize an economic gain or loss.

 4)     The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

Management uses adjusted book value, further adjusted to remove the effect of FG VIE and CIV consolidation, to measure the intrinsic value of the Company, excluding franchise value. Adjusted book value per share, further adjusted for FG VIE and CIV consolidation (core adjusted book value), is one of the key financial measures used in determining the amount of certain long-term compensation elements to management and employees and used by rating agencies and investors. Management believes that adjusted book value is a useful measure because it enables an evaluation of the Company’s in-force premiums and revenues net of expected losses. Adjusted book value is adjusted operating shareholders’ equity, as defined above, further adjusted for the following:

1)    Elimination of deferred acquisition costs, net. These amounts represent net deferred expenses that have already been paid or accrued and will be expensed in future accounting periods.
2)    Addition of the net present value of estimated net future revenue. See below.

3)    Addition of the deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed, net of reinsurance. This amount represents the present value of the expected future net earned premiums, net of the present value of expected losses to be expensed, which are not reflected in GAAP equity.

4)    The tax effects related to the above adjustments, which are determined by applying the statutory tax rate in each of the jurisdictions that generate these adjustments.

The unearned premiums and revenues included in adjusted book value will be earned in future periods, but actual earnings may differ materially from the estimated amounts used in determining current adjusted book value due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults and other factors.

Reconciliation of Shareholders’ Equity Attributable to AGL to
Adjusted Operating Shareholders’ Equity and ABV
(in millions, except per share amounts)

	As of
	December 31, 2024		December 31, 2023
	Total	Per Share	Total	Per Share
Shareholders’ equity attributable to AGL	$5,495	$108.80	$5,713	$101.63
Less pre-tax adjustments:
Non-credit impairment-related unrealized fair value gains (losses) on credit derivatives	49	0.96	34	0.61
Fair value gains (losses) on CCS	2	0.05	13	0.22
Unrealized gain (loss) on investment portfolio	(397)	(7.86)	(361)	(6.40)
Less taxes	46	0.90	37	0.66
Adjusted operating shareholders’ equity	5,795	114.75	5,990	106.54
Pre-tax adjustments:
Less: DAC	176	3.47	161	2.87
Plus: Net present value of estimated net future revenue	202	3.99	199	3.54
Plus: Net deferred premium revenue on financial guaranty contracts in excess of expected loss to be expensed	3,473	68.75	3,436	61.12
Plus taxes	(702)	(13.90)	(699)	(12.41)
ABV	$8,592	$170.12	$8,765	$155.92

Gain (loss) related to FG VIE and CIV consolidation included in:
Adjusted operating shareholders’ equity	$—	$0.01	$5	$0.07
ABV	(6)	(0.13)	—	—

Shares outstanding at the end of the period	50.5		56.2

Net Present Value of Estimated Net Future Revenue

Management believes that this amount is a useful measure because it enables an evaluation of the present value of estimated net future revenue for non-financial guaranty insurance contracts. This amount represents the net present value of estimated future revenue from these contracts (other than credit derivatives with net expected losses), net of reinsurance, ceding commissions and premium taxes.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Net present value of estimated future revenue for an obligation may change from period to period due to a change in the discount rate or due to a change in estimated net future revenue for the obligation, which may change due to changes in foreign exchange rates, prepayment speeds, terminations, credit defaults or other factors that affect par outstanding or the ultimate maturity of an obligation. There is no corresponding GAAP financial measure.

PVP or Present Value of New Business Production

Management believes that PVP is a useful measure because it enables the evaluation of the value of new business production in the Insurance segment by taking into account the value of estimated future installment premiums on all new contracts underwritten in a reporting period as well as additional installment premiums and fees on existing contracts (which may result from supplements or fees or from the issuer not calling an insured obligation the

Company projected would be called), regardless of form, which management believes GAAP gross written premiums and changes in fair value of credit derivatives do not adequately measure. PVP in respect of contracts written in a specified period is defined as gross upfront and installment premiums received and the present value of gross estimated future installment premiums.

Future installment premiums are discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. The discount rate is recalculated annually and updated as necessary. Under GAAP, financial guaranty installment premiums are discounted at a risk-free rate. Additionally, under GAAP, management records future installment premiums on financial guaranty insurance contracts covering non-homogeneous pools of assets based on the contractual term of the transaction, whereas for PVP purposes, management records an estimate of the future installment premiums the Company expects to receive, which may be based upon a shorter period of time than the contractual term of the transaction.

Actual installment premiums may differ from those estimated in the Company’s PVP calculation due to factors including, but not limited to, changes in foreign exchange rates, prepayment speeds, terminations, credit defaults, or other factors that affect par outstanding or the ultimate maturity of an obligation.

Reconciliation of GWP to PVP
(in millions)

	Quarter Ended December 31, 2024
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$77	$102	$1	$6	$186
Less: Installment GWP and other GAAP adjustments (1)	44	101	1	6	152
Upfront GWP	33	1	—	—	34
Plus: Installment premiums and other (2)	44	22	1	20	87
PVP	$77	$23	$1	$20	$121

	Quarter Ended December 31, 2023
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$82	$42	$11	$1	$136
Less: Installment GWP and other GAAP adjustments(1)	54	37	11	1	103
Upfront GWP	28	5	—	—	33
Plus: Installment premiums and other (2)	55	40	26	1	122
PVP	$83	$45	$26	$1	$155

	Year Ended December 31, 2024
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$259	$136	$20	$25	$440
Less: Installment GWP and other GAAP adjustments(1)	143	115	17	25	300
Upfront GWP	116	21	3	—	140
Plus: Installment premiums and other (2)	154	46	22	40	262
PVP	$270	$67	$25	$40	$402

	Year Ended December 31, 2023
	Public Finance		Structured Finance
	U.S.	Non-U.S.	U.S.	Non-U.S.	Total
GWP	$211	$82	$59	$5	$357
Less: Installment GWP and other GAAP adjustments(1)	109	74	59	5	247
Upfront GWP	102	8	—	—	110
Plus: Installment premiums and other (2)	110	75	68	41	294
PVP	$212	$83	$68	$41	$404
________________________________
(1)    Includes the present value of new business on installment policies discounted at the prescribed GAAP discount rates, and GWP adjustments on existing installment policies due to changes in assumptions and other GAAP adjustments.
(2)    Includes the present value of future premiums and fees on new business paid in installments discounted at the approximate average pre-tax book yield of fixed-maturity securities purchased during the prior calendar year, other than certain fixed-maturity securities such as Loss Mitigation Securities. Includes the present value of future premiums and fees associated with other business written by the Company that, under GAAP, are accounted for under ASC 460, Guarantees.

Conference Call and Webcast Information

The Company will host a conference call for investors at 8:00 a.m. Eastern Time (9:00 a.m. Atlantic Time) on Friday, February 28, 2025. The conference call will be available via live webcast in the Investor Information section of the Company’s website at AssuredGuaranty.com or by dialing 1-833-470-1428 (in the U.S.) or 1-404-975-4839 (International); the access code is 680063.

A replay of the conference call will be available approximately three hours after the call ends. The webcast replay will be available for 90 days in the Investor Information section of the Company’s website at AssuredGuaranty.com, and the telephone replay will be available for 30 days by dialing 1-866-813-9403 (in the U.S.) or 1-929-458-6194 (International); the access code is 810694.

Please refer to Assured Guaranty’s December 31, 2024 Financial Supplement, which is posted on the Company’s website at assuredguaranty.com/agldata, for more information on the Company’s financial guaranty portfolio, investment portfolio and other items. In addition, the Company is posting at assuredguaranty.com/presentations its “December 31, 2024 Equity Investor Presentation.”

The Company plans to post by early next week on its website at assuredguaranty.com/agldata the following:

•“Public Finance Transactions in 4Q 2024,” which lists the U.S. public finance new issues insured by the Company in fourth quarter 2024, and

•“Structured Finance Transactions at December 31, 2024,” which lists the Company’s structured finance exposure as of that date.

In addition, the Company will post on its website, when available, Assured Guaranty Inc.’s financial supplement and its “Fixed Income Presentation” for the current quarter. Those documents will be furnished to the Securities and Exchange Commission in a Current Report on Form 8-K.

# # #

Assured Guaranty Ltd. is a publicly traded (NYSE: AGO), Bermuda-based holding company. Through its subsidiaries, Assured Guaranty provides credit enhancement products to the U.S. and non-U.S. public finance, infrastructure and structured finance markets. Assured Guaranty also participates in the asset management business through its ownership interest in Sound Point Capital Management, LP and certain of its investment management affiliates. More information on Assured Guaranty Ltd. and its subsidiaries can be found at AssuredGuaranty.com.

Cautionary Statement Regarding Forward-Looking Statements

Any forward-looking statements made in this press release reflect the Company’s current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties that may cause actual results to differ materially from those set forth in these statements. Among factors that could cause actual results to differ materially are:

(i) significant changes in inflation, interest rates, the world’s credit markets or segments thereof, credit spreads, foreign exchange rates or general economic conditions, including the possibility of a recession or stagflation; (ii) geopolitical risk, terrorism and political violence risk, including those arising out of Russia’s invasion of Ukraine and intentional or accidental escalation between The North Atlantic Treaty Organization (NATO) and Russia, conflict in the Middle East and confrontation over Iran’s nuclear program, the polarized political environment in the United States (U.S.), and U.S. – China strategic competition; (iii) cybersecurity risk and the impacts of artificial intelligence, machine learning and other technological advances, including potentially increasing the risks of malicious cyber attacks, dissemination of misinformation, and disruption of markets, including the markets in which the Company participates; (iv) the possibility of a U.S. government shutdown, payment defaults on the debt of the U.S. government or instruments issued, insured or guaranteed by related institutions, agencies or instrumentalities, and downgrades to their credit ratings; (v) developments in the world’s financial and capital markets, including stresses in the financial condition of banking institutions in the U.S. and the possibility that increasing participation of unregulated financial institutions in these markets results in losses or lower valuations of assets, reduced liquidity and credit and/or contraction of these markets, that adversely affect repayment rates of insured obligors, Assured Guaranty’s insurance loss or recovery experience, or investments of Assured Guaranty; (vi) reduction in the amount of available insurance opportunities and/or in the demand for Assured Guaranty’s insurance; (vii) the possibility that budget or pension shortfalls, difficulties in obtaining additional financing or other factors will result in credit losses or liquidity claims on obligations of state, territorial and local governments, their related authorities, public corporations and other obligors that Assured Guaranty insures or reinsures; (viii) insured losses, including losses with respect to related legal proceedings, in excess of those expected by Assured Guaranty or the failure of Assured Guaranty to realize loss recoveries that are assumed in its expected loss estimates for insurance exposures, including below-investment-grade (BIG) healthcare, U.K. regulated utilities, European renewable energy, and Puerto Rico Electric Power Authority (PREPA) exposures; (ix) the impact of Assured Guaranty satisfying its obligations under insurance policies with respect to legacy insured Puerto Rico bonds; (x) the possibility that underwriting insurance in new jurisdictions and/or covering new sectors or classes of business does not result in the benefits anticipated or subjects Assured Guaranty to negative consequences; (xi) increased competition, including from new entrants into the financial guaranty industry, nonpayment insurance and other forms of capital saving or risk syndication available to banks and insurers; (xii) the possibility that investments made by Assured Guaranty for its investment portfolio, including alternative investments, do not result in the benefits anticipated or subject Assured Guaranty to reduced liquidity at a time it requires liquidity, or to other negative or unanticipated consequences; (xiii) the impacts of Assured Guaranty’s transaction with Sound Point Capital Management, LP (Sound Point, LP) and certain of its investment management affiliates (together with Sound Point, LP, Sound Point) on Assured Guaranty and its relationships with its shareholders, regulators, rating agencies and the obligors it insures and on Assured Guaranty’s Asset Management segment results; (xiv) the possibility that mergers, acquisitions, divestitures and other strategic transactions made by Assured Guaranty, including the transactions with Sound Point and/or Assured Healthcare Partners LLC (AHP) and/or merger of Assured Guaranty Municipal Corp. (AGM) with and into Assured Guaranty Inc. (AG, formerly Assured Guaranty Corp.), do not result in the benefits anticipated or subject Assured Guaranty to negative consequences; (xv) the inability to control the business, management or policies of entities in which Assured Guaranty holds a minority interest; (xvi) the impact of market volatility on the fair value of Assured Guaranty’s assets and liabilities subject to mark-to-market, including certain of its investments, contracts accounted for as derivatives, its committed capital securities, its consolidated investment vehicles (CIVs) and consolidated variable interest entities (VIEs); (xvii) rating agency action, including a ratings downgrade, a change in outlook, the placement of ratings on watch for downgrade, or a change in rating criteria, at any time, of AGL or any of its insurance subsidiaries, and/or of any securities AGL or any of its subsidiaries have issued, and/or of transactions that AGL’s insurance subsidiaries have insured; (xviii) the inability of Assured Guaranty to access external sources of capital on acceptable terms; (xix) changes in applicable accounting policies or practices; (xx) changes in applicable laws or regulations, including insurance, bankruptcy and tax laws, or other governmental actions; (xxi) the possibility that legal or regulatory decisions or determinations subject Assured Guaranty or obligations that it insures or reinsures to negative consequences; (xxii) difficulties with the execution of Assured Guaranty’s business strategy; (xxiii) loss of key personnel; (xxiv) public health crises, including pandemics and endemics, and the governmental and private actions taken in response to such events; (xxv) natural or man-made catastrophes; (xxvi) the impact of climate change on Assured Guaranty’s business and regulatory actions taken related to such risk; (xxvii) other risk factors identified in AGL’s filings with the U.S. Securities and Exchange Commission (SEC); (xxviii) other risks and uncertainties that have not been identified at this time; and (xxix) management’s response to these factors.

Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of February 27, 2025, and Assured Guaranty undertakes no obligation to update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contact Information

Robert Tucker
Senior Managing Director, Investor Relations and Corporate Communications
212-339-0861
rtucker@agltd.com

Ashweeta Durani
Director, Media Relations
212-408-6042
adurani@agltd.com